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                                                                    EXHIBIT 10.1

                          VENTURE FINANCIAL GROUP, INC.

                              EMPLOYMENT AGREEMENT

                                       FOR

                                JAMES F. ARNESON

      This EMPLOYMENT AGREEMENT ("Agreement") by and among VENTURE FINANCIAL GROUP, INC., a Washington corporation (the "Company), VENTURE BANK, a Washington banking corporation ("the Bank") (hereinafter the Company and the Bank are collectively referred to as the "Employer") and JAMES F. ARNESON ("the Executive"), is dated April 21, 2005.

                                    RECITALS

      A. WHEREAS, pursuant to an Agreement and Plan of Reorganization dated April 21, 2005, Washington Commercial Bancorp and Redmond National Bank, with whom the Executive is currently employed, will merge into the Company and the Bank, respectively (the "Merger").

      B. WHEREAS, the Employer desires as of and conditioned upon the closing of the Merger (the "Effective Date") to employ the Executive as the President and Chief Executive Officer of the Bank and as President of the Company, and the Executive wishes to accept such employment under the terms and conditions set forth in this agreement.

      NOW, THEREFORE, in consideration of the covenants and undertakings herein contained and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                    AGREEMENT

      1. Employment. As of the Effective Date, this Agreement shall replace Executive's existing employment agreement with Washington Commercial Bancorp and Redmond National Bank (the "WCB Agreement"), and the Employer will employ the Executive for the Term (as defined below), and the Executive accepts employment with the Employer on the terms and conditions set forth in this agreement. Executive agrees that he will not be entitled to any benefits under Section 5 of the WCB Agreement as a result of the Merger except those benefits listed on Exhibit A.

      2. Term. The term of the Agreement begins on the Effective Date and continues through September 30, 2008. Unless either party informs the other party that they do not wish to extend the Agreement by the October 1 of the year preceding the end of the Term, this Agreement will automatically renew for an additional one year term. "Term" as used herein includes the initial term and any extensions thereto.

      3. Duties. The Executive will serve as President and Chief Executive Officer of the Bank and as President of the Company, and will faithfully and diligently perform the duties that are normal and customary to the positions, as well as those duties assigned from time to time by the board of directors of the

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Bank or the Company (the "Boards of Directors"). The Executive will be responsible for all aspects of the Bank's performance including, without limitation, ensuring that daily operational and managerial matters are performed in a manner consistent with the Employer's policies. Executive shall devote his entire business time, attention, and energies to the business of Employer. The foregoing, however, shall not preclude Executive from engaging in appropriate civic, charitable, or religious activities or from serving on the boards of directors of other entities, as long as such activities and services do not interfere or conflict with his responsibilities to Employer and such activities and services are approved by Employer's Chairman or Compensation Committee of the Board of Directors, which approval shall not be unreasonably withheld. Subject to the limitations of Section 11, the foregoing shall not preclude Executive from devoting a reasonable amount of time to private investments. The Executive agrees to act in accordance with the laws of the State of Washington and the federal government and pursuant to the general guidelines and directions as established from time to time by the Boards of Directors.

      4. Service as Director. The Executive will serve as a member of the Bank's Board of Directors. In addition, the Company's Board of Directors will (a) appoint Executive to serve as a director of the Company until the next annual meeting of shareholders (the "Annual Meeting"); and (b) nominate and recommend, subject to eligibility and the Employer's directors' fiduciary duties, that the Company's shareholders elect Executive at the Annual Meeting to serve in the class of directors with a term to expire in 2008. The Executive will not be entitled to receive additional compensation for service as a director of the Boards of Directors. Executive shall be deemed to have resigned from both the Boards of Directors immediately after termination of his employment, regardless of whether the Executive submits a formal, written resignation as director.

      5. Compensation.

            (a) Salary. During the term of this Agreement, the Executive will receive a base salary of not less than $200,000 per year. The Executive's salary will be reviewed for possible increase annually, on or about March 1st, starting March 1, 2007, by the Company's Chairman and Compensation Committee, taking into account the Executive's performance, the Bank's performance, cost of living and industry standards.

            (b) Incentive Compensation. In addition to the base salary, the Executive will participate in the Venture Bank Annual Incentive Plan (and any successor plans) and will be eligible to receive an annual bonus at a level pursuant to a formula determined by the Employer from time to time based on factors including, but not limited to, the quality of the Executive's performance of his assigned duties and the pre-tax profits of the Bank. For each of the first four years following the Effective Date, the Executive will receive a bonus of at least $6,500. For 2005, the parties intend that Executive's bonus will be based on performance criteria, including but not limited to the following: successful completion of the Merger; financial performance of Washington Commercial Bancorp for the period prior to the Merger, excluding nonrecurring income statement items for items related to the Merger; and successful integration following the Merger. In any event, Executive's target bonus for 2005 will not be less than the bonus that he received for 2004 from Redmond National Bank.

            (c) Stock Options/Restricted Stock Grants.

                  (i) The Company may grant stock options to the Executive, from time to time, at the discretion of the Company's Board of Directors. All unexpired options and stock awards will vest in the event of a Change of Control (defined in Section 10(d) below).

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                  (ii) On the Effective Date, the Executive will receive a
restricted stock grant of 5,000 shares under the Company's 2004 Stock Incentive Plan. Of these shares, 25% will vest on October 1, of 2006, 2007, 2008 and 2009, respectively. In the event that the Employer terminates the Executive's employment other than for Cause (as defined in Section 8 below), all remaining unvested shares will automatically become vested.

            (d) Other Benefits. During the term of this Agreement, the Executive shall be entitled to receive all employee benefits the Employer generally provides to its senior executives including the following benefits: medical, dental, vision, life insurance, KSOP, voluntary life insurance, long-term disability insurance, and other benefits as outlined in the Employer's Policy Manual and as provided to regular full-time employees of the Employer.

            (e) Automobile. The Executive will be furnished an automobile allowance of at least seven hundred and fifty dollars ($750) per month, which shall be reviewed annually by the Compensation Committee.

            (f) Salary Continuation Plan. Reasonably promptly after the Effective Date, the Company's Board of Directors will offer the Executive a Salary Continuation Plan, which will provide retirement benefits to the Executive.

            (g) Relocation Expenses. Executive shall be entitled to reimbursement in full of all reasonable expenses up to a maximum of $50,000 incurred in relocating to within 20 miles of DuPont, Washington from his present residence, including but not limited to the following: household moving expenses, temporary living expenses, customary brokerage fees or closing costs incurred by Executive in selling Executive's primary residence and purchasing a new residence in or around DuPont, Washington.

      6. Reimbursable Expenses. The Executive is authorized to receive reimbursement for reasonable expenses incurred in performing his duties and in promoting the business of the Employer, including, without limitation, travel, entertainment, and similar expense, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by the Employer.

      7. Vacation. The Executive shall be entitled to paid vacation according to the Bank's Personnel Policy, but no less than twenty-five (25) working days of paid vacation each year of his employment, at least 10 of which shall be taken consecutively.

      8. Definition of "Cause". Cause for termination of employment means any one or more of the following:

            (a) Willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of the Executive's duties, as reasonably determined by a two-thirds vote of either of the Boards of Directors;

            (b) Conviction of any felony or of a crime in connection with Executive's duties;

            (c) Conduct demonstrably and significantly harmful to the Employer, as reasonably determined by a two-thirds vote of either of the Boards of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Employee;

            (d) Refusal or failure to act in accordance with a directive (provided such directive is

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lawful and commercially reasonable) of either the Employer's Boards of Directors or Employer's Chairman, as reasonably determined by a two-thirds vote of either of the Board of Directors; or

            (e) Removal of the Executive from office or permanent prohibition of the Executive from participating in the conduct of the Employer's affairs by an order issued by a bank regulatory authority.

      9. Definition of "Good Reason". Good Reason for the Executive's resignation means any one or more of the following occurs without the Executive's consent:

            (a) Reduction of Executive's salary or elimination of any compensation or benefit plan benefiting the Executive unless applicable to all officers;

            (b) Material reduction of the Executive's authority or duties or assignment to Executive of any authority or duties materially inconsistent with Executive's position; or

            (c) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 30 miles each way from the main business office of the Bank as of the date of this Agreement (or the new administrative office in Dupont).

      10. Termination. Executive's employment may be terminated during the Term as described in this Section:

            (a) For Cause or Without Good Reason. If the Executive's employment is terminated by the Employer for Cause or by the Executive without Good Reason, the Employer will pay the Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of the Executive's termination. The Executive will have no right to receive compensation or other benefits under this Agreement after termination under this section.

            (b) Without Cause or For Good Reason. If the Executive's employment is terminated by the Employer without Cause, or by the Executive for Good Reason, the Bank will pay the Executive an amount equal to the base salary paid to the Executive by the Employer during the twelve (12) months preceding the month of termination, less statutory payroll deductions (the "Severance Benefit"). The Severance Benefit will be paid in installments over 12 months, starting the month following termination, in accordance with the Employer's standard payroll procedures. The Executive's receipt and retention of the Severance Benefit is conditioned on the Executive's compliance with the Restrictive Covenants (defined in Section 11 below) and the Executive's execution of a release of all claims and potential claims against the Employer.

            (c) Death or Disability. This agreement terminates if the Executive dies or if the Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of the Agreement, unless with reasonable accommodation Executive could continue to perform his duties and making these accommodations would not cause an undue hardship to the Bank. If termination occurs under this Section 10(c), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

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            (d) Termination Related to Change in Control. A "Change in Control"
occurs if: (i) the Company merges or consolidates with another corporation and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Company's voting securities immediately before the merger or consolidation, or (ii) any person, entity, or group of person or entities acquires a majority of the Company's or the Bank's outstanding stock or substantially all of the assets of the Employer. The Executive will be entitled to a Change in Control Benefit (defined below), in lieu of any other severance benefit provide herein, if there is a Change of Control and (1) within one year following the effective date of such Change of Control, Employer terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason or (2) at any time during the period starting 180 days prior to the public announcement of the transaction that will result in a Change of Control and ending at the Change in Control, Employer terminates Executive's employment without Cause; or (3) the Executive terminates his employment for any reason or no reason after the six month anniversary of the Change in Control but before the one year anniversary of the Change in Control. The Change in Control Benefit equals two times the amount of the Executive's base salary at termination or at the Change in Control, whichever is greater. The Change in Control Benefit will be paid in monthly installments over 12 months in accordance with the Employer's standard payroll procedures, starting the month immediately following the later of the month in which termination of employment or the Change in Control occurs. The Executive's receipt and retention of the Change in Control Benefit is conditioned on the Executive's compliance with the Restrictive Covenants and the Executive's execution of a release of all claims and potential claims against the Employer.

            (e) Retention Bonus. If the Executive is employed by the Employer (or its successor) as of the one year anniversary of the Change in Control, the Employer (or its successor) will pay the Executive a retention bonus equal to one times the Executive's base salary as of that date (the "Retention Bonus"). The Retention Bonus will be paid in lump sum during the month following the one year anniversary of the Change in Control.

            (f) "Excess Parachute Payment" Restrictions. If the benefits under
Section 10(d) or 10(e), either alone or together with other payments to which the Executive is entitled to receive from the Employer, would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), these benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the benefits pursuant to the foregoing provisions, shall be made by mutual agreement of the Employer and the Executive or if no agreement is possible, by the Executive's accountants.

            (g) Limitation on Severance or Change in Control Benefit. Notwithstanding any other provision in this Agreement, the Employer shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the "FDIC") as the same may be amended from time to time, and if such payment is so prohibited, the Employer shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

            (h) Return of Bank Property. If and when Executive ceases for any reason to be employed by the Employer, Executive must return to the Employer all keys, pass cards, identification

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cards and any other property of the Employer. At the same time, Executive also must return to the Employer all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Employer. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, Executive's car or place of residence, or in any other location under Executive's control.

      11. Restrictive Covenants.

            (a) Confidential Information. The Executive acknowledges that in the course of his employment, he will have or obtain knowledge of confidential information and other secrets concerning the Employer and its business, plans and strategies, its actual and prospective customers, and other matters which are valuable to the Employer and which the Employer does not want disclosed. The Executive will not, after signing this Agreement, during and after the Term, disclose to any other person or entity any confidential information concerning the Employer, its business operations or customers, or use for his own purposes or permit or assist others in the use of such confidential information, unless
(i) either of the Boards of Directors consents to the use or disclosure of the information, (ii) the use or disclosure is consistent with the Executive's duties under this Agreement, or (iii) disclosure is required by law or court order.

            (b) Noncompetition. Upon termination of the Executive's employment for any reason, the Executive shall not, for a period of twelve (12) months after the date of termination (the "Noncompete Period"), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company or otherwise "participate" (as defined below) in any business conducting any of the types of business conducted by Employer at the time of termination of employment in any market area delineated in the Employer's CRA (Community Reinvestment Act of 1977) Plan at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any such business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than three percent (3%) of the stock of any financial institution providing services in the areas delineated in the Employer's CRA plan. The term "participate" shall also include participation, planning, or consulting for any startup financial organization.

            (c) Nonsolicitation. For a period of twenty-four (24) months following his termination (whether voluntary or not) Executive will not (a) induce or attempt to induce any other employee of the Employer to leave the employ of the Employer, or in any way interfere with the relationship between the Employer and any other employee of the Employer or (b) induce or attempt to induce any customer, supplier, licensee, or other business relations of the Employer to cease doing business with the Employer.

            (d) Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the covenants in this Section 11 (the "Restrictive Covenants"); therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction to prohibit the restricted activity. Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer. Nothing set forth herein shall prohibit the Employer from pursuing all remedies available to it.

            (e) Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and as to area. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of the Employer's business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Employer's business and goodwill; and (iii) that the degree of injury to the public due to the loss of the

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service and skill of the Executive or the restrictions placed upon Executive's opportunity to make a living with his skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if any portion of the Restrictive Covenants set is adjudged unreasonably broad, then the parties authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same.

            (f) Survival. This Section 11 shall survive the termination of this Agreement.

      12. Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during his employment with the Employer, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. Executive hereby assigns to the Company and the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

      13. Arbitration. Any dispute arising under this agreement shall be settled by final, binding, private arbitration in Thurston County, Washington, unless the arbitrator is unwilling to travel to Thurston County, in which case the arbitration will be held in Seattle, Washington. This includes disputes about the meaning of the agreement and performance under the agreement. The arbitration will be conducted by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability. The arbitrator's award may be reduced to final judgment in Thurston County Superior Court. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrator, except that the arbitrator shall award the prevailing party fees and costs. Notwithstanding the foregoing, an aggrieved party may seek a temporary restraining order or preliminary injunction in Thurston County Superior court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

      14. Expenses/Attorneys' Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys' fees, filing and service fees, witness fees and arbitrator's fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

      15. Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or to the Executive at their last known addresses.

      16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

      17. Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

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      18. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

      19. Entire Agreement. This Agreement represents the entire employment agreement between the parties. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof. This Agreement does not supersede either the Salary Continuation Plan or any other incentive compensation agreement (including stock option agreements) entered into separately by the parties to this Agreement.

      20. Binding Effect. It is agreed that all covenants, terms, and conditions of this Agreement shall extend, apply to, and firmly bind the heirs, executors, administrators, assigns, and successors in interest of the respective parties hereto as fully as the respective parties themselves are bound and, as applicable, shall survive the Executive's death, disability or termination.

      21. ADVICE OF COUNSEL. THE EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

      IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

       EXECUTIVE:

       /s/ James F. Arneson
       ---------------------------------------------------
       James F. Arneson

       VENTURE FINANCIAL GROUP, INC.

       By: /s/ Ken F. Parsons, Sr.
           -----------------------------------------------
       Ken F. Parsons, Sr. Chairman, President & CEO

       VENTURE BANK

       By: /s/ Ken F. Parsons, Sr.
           -----------------------------------------------
       Ken F. Parsons, Sr., Chairman

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                                    EXHIBIT A

1.    $125,000.00 paid immediately prior to the Effective Time.

2.    5,000 shares of Restricted Stock of Venture Financial Group, Inc.